Exhibit 10.2

SENIOR TERM LOAN CREDIT AGREEMENT

dated as of April 1, 2016

between

CVR Partners, LP

as Borrower

and

Coffeyville Resources, LLC

as Lender

i

ii

TERM LOAN CREDIT AGREEMENT

THIS SENIOR TERM LOAN CREDIT AGREEMENT (this “Agreement”) is made and entered into as of April 1, 2016 by and among Coffeyville Resources, LLC, a Delaware limited liability company (the “Lender”) and CVR Partners, LP, a Delaware limited partnership (the “Borrower”).

W I T N E S S E T H:

WHEREAS, the Borrower has advised the Lender that it intends to acquire, indirectly through certain wholly-owned subsidiaries, all of the outstanding equity interests in Rentech Nitrogen Partners, L.P. (the “Partnership”) and Rentech Nitrogen GP, LLC (the “Partnership GP”), pursuant to that Agreement and Plan of Merger, dated as of August 9, 2015, among the Borrower, Lux Merger Sub 1 LLC, Lux Merger Sub 2 LLC, the Partnership and the Partnership GP, pursuant to which each of the Partnership and Partnership GP will become wholly-owned subsidiaries of the Borrower (the “Acquisition”);

WHEREAS, in connection with the Acquisition, the Borrower has requested that the Lender make a loans to the Borrower in an aggregate principal amount of $300,000,000, which will be used by the Borrower (i) to fund the repayment of amounts outstanding under the Credit Agreement, dated as of July 22, 2014, as amended (the “GE Credit Agreement”), among the Partnership, Rentech Nitrogen Finance Corporation, the guarantors party thereto, the lenders and other financial institutions party thereto, and Wells Fargo Bank, National Association, by assignment from General Electric Company, successor by merger to General Electric Capital Corporation, as administrative agent, (ii) to pay the cash portion of the Acquisition consideration and to pay the fees and expenses in connection with the Acquisition and related transactions and (iii) to repay all of the loans outstanding under the Credit and Guaranty Agreement, dated as of April 13, 2011 (the “Existing Credit Agreement”), among the Borrower, Coffeyville Resources Nitrogen Fertilizers, LLC, the lenders party thereto and Goldman Sachs Lending Partners LLC, as administrative agent and collateral agent;

WHEREAS, the Guaranty, dated as of February 9, 2016, made by the Lender in favor of the Borrower and its subsidiaries with respect to payment obligations of the Borrower and its subsidiaries arising under the Existing Credit Agreement shall be terminated upon repayment of the Existing Credit Agreement; and

WHEREAS, subject to the terms and conditions of this Agreement, the Lender is willing to make the requested loans to the Borrower.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower and the Lender agree as follows:

Article I
DEFINITIONS; CONSTRUCTION

Section 1.1           Definitions. The following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, the Person in question.

“Agreement” shall have the meaning assigned to such term in the opening paragraph of this Agreement.

“Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (i) April 14, 2016 and (ii) the date of termination of the Loan Commitment.

“Borrower Affiliate” shall mean the Borrower and each Subsidiary thereof.

“Borrower” shall have the meaning assigned to such term in the opening paragraph of this Agreement.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York are authorized or required by law to close.

“Capital Lease Obligations” shall mean, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Closing Date” shall have the meaning assigned to such term in Section 3.1.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Default” means any of the events specified in Article VI, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Interest” shall have the meaning set forth in Section 2.6(b).

“Default Interest Rate” shall mean a rate equal to the interest rate applicable to the Loans, plus an additional 2% per annum.

“Dollars” and “$” shall mean the lawful currency of the United States of America.

“Event of Default” shall mean any of the events specified in Article VI, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

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“Excluded Taxes” shall mean, with respect to the Lender, taxes imposed on or measured by its overall net income, franchise taxes, and any branch profits or similar tax imposed on it by any jurisdiction.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation” shall mean as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit), if to induce the creation of such obligation of such other Person the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedge Agreements” shall mean all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Indebtedness” shall mean of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or assets), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any equity interests of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) all obligations of such Person in respect of Hedge Agreements.

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“Lender” shall have the meaning assigned to such term in the opening paragraph of this Agreement.

“Lender Indemnitee” shall mean Lender and each of the directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors of or to Lender.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan” shall have the meaning set forth in Section 2.1.

“Loan Commitment” shall mean the obligation of the Lender to make Loans hereunder in an aggregate principal amount at any time outstanding not exceeding $300,000,000.

“Loan Documents” shall mean, collectively, this Agreement and each Notice of Borrowing.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under this Agreement, or (c) the ability of the Lender to enforce this Agreement.

“Maturity Date” shall mean April 1, 2018.

“MLP GP” shall mean CVR GP, LLC, a Delaware limited liability company.

“Notice of Borrowing” shall have the meaning set forth in Section 2.2.

“Obligations” shall mean, with respect to the Borrower, the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans of the Borrower and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Loan Document.

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“Payment Office” shall mean the office of the Lender located at 2277 Plaza Drive, Suite 500 Sugar Land, TX 77479, or such other location as to which the Lender shall have given written notice to the Borrower.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Quarterly Payment Date” means the last Business Day of March, June, September and December.

“Subsidiary” shall mean as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, provided that “Taxes” shall not include Excluded Taxes.

Section 1.2          Other Definitional Provisions.

(a)          Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)          The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d)          The terms “Lender” shall include, without limitation, its successors.

Section 1.3          Accounting Terms and Principles. Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

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Article II
AMOUNT AND TERMS OF THE LOAN

Section 2.1          Loan Commitment.

(a)          Subject to the terms and conditions set forth herein, the Lender agrees to make term loans (each, a “Loan” and, collectively, the “Loans”) to the Borrower during the Availability Period in an aggregate principal amount at any time outstanding not to exceed the Loan Commitment.

(b)          Amounts borrowed under Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.

Section 2.2         Borrowing Procedure. The Borrower shall give the Lender written notice (or telephonic notice promptly confirmed in writing) of each borrowing to be made by the Borrower substantially in the form of Exhibit A (a “Notice of Borrowing”), each such Notice of Borrowing to be delivered prior to noon (Central time) one (1) Business Day before the requested date of each borrowing, unless a shorter period is agreed by the Lender. Each Notice of Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such borrowing and (ii) the date of such borrowing (which shall be a Business Day).

Section 2.3          Optional Reduction and Termination of Loan Commitment. Upon one (1) Business Day’s written notice to the Lender signed by the Borrower, the Borrower may terminate the Loan Commitment, or permanently reduce the Loan Commitment, provided that each partial reduction of the Loan Commitment shall be in integral multiples of $1,000,000 or more (or such lesser amount as agreed by the Lender).

Section 2.4          Repayment of the Loans. On the Maturity Date, the Borrower shall repay any of its Loans then outstanding in full and shall additionally pay to the Lender all other sums, if any, then owing or accrued by it under this Agreement.

Section 2.5          Prepayment. Upon one (1) Business Day’s (or such shorter period agreed by the Lender) written notice from a Borrower to the Lender, the Borrower may voluntarily prepay in whole or in part its Loans without premium or penalty.

Section 2.6          Interest on the Loans.

(a)          Each Loan shall accrue interest at a rate equal to 12.0% per annum.

(b)          The Borrower shall pay interest due and payable on its Loans in arrears on each Quarterly Payment Date.

(c)          While an Event of Default exists or after acceleration of the Loans in accordance with Article VI, at the option of the Lender, interest on the unpaid principal amount of the Loans of the Borrower (and any unpaid interest with respect thereto) will accrue at the Default Interest Rate (the “Default Interest”). All Default Interest will be payable by the Borrower upon demand by the Lender.

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Section 2.7          Computation of Interest. All computations of interest shall be made by the Lender on the basis of a year of 360 days. Each determination by the Lender of an interest amount hereunder shall, except for manifest error, be final, conclusive and binding for all purposes.

Section 2.8          Evidence of Debt. The Loans made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lender to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Borrower’s Loans.

Section 2.9          Payments Generally.

(a)          All payments by the Borrower to the Lender hereunder shall be made to the Lender at the Payment Office in immediately available funds without setoff or counterclaim. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of the payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)          If on the Maturity Date, insufficient funds are received by and available to the Lender to pay fully all amounts of principal and interest due hereunder, such funds shall be applied (i) first, towards payment of interest, and (ii) second, towards payment of principal due hereunder.

Section 2.10         Taxes. Any and all payments by the Borrower under each Loan Document shall be made free and clear of and without deduction for any and all present or future Taxes. If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to the Lender, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Taxes applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

Article III
CONDITIONS PRECEDENT TO LOANS

Section 3.1          Conditions to Effectiveness. This Agreement shall not become effective until the date (such date, the “Closing Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 7.2):

(a)          The Lender shall have received a counterpart of this Agreement signed by or on behalf of the Borrower.

(b)          No Default or Event of Default shall exist on the Closing Date.

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(c)          All representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct in all material respects on and as of the Closing Date.

(d)          The closing of the Acquisition shall have occurred or shall occur substantially concurrently with the effectiveness of this Agreement.

Section 3.2          Conditions to Making of each Loan. The obligations hereunder of the Lender to make each Loan are subject to the satisfaction (or waiver in accordance with Section 7.2) of the following conditions as of the date each Loan is made:

(a)          The Lender shall have received a signed Notice of Borrowing from the Borrower requesting the making of a Loan on the date specified therein (which shall be no later than the last day of the Availability Period).

(b)          At the time of and immediately after giving effect to the making of the requested Loan, no Default or Event of Default shall exist.

(c)          At the time of and immediately after giving effect to the requested Loan, all representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct in all material respects on and as of such date.

(d)          The conditions referred to in Clause 3.1 shall previously have been satisfied.

Article IV
REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make each Loan, the Borrower hereby represents and warrants to the Lender for itself that:

Section 4.1          Corporate Existence; Compliance with Law. The Borrower and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the limited liability company power and authority, and the legal right, to own and operate its property and assets, to lease the property and assets it operates as lessee and to conduct the business in which it is currently engaged, and (c) is in compliance with all requirements of applicable law except, to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.2          Power; Authorization; Enforceable Obligations.

(a)          The Borrower has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder. The Borrower has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, to authorize the borrowings on the terms and conditions of this Agreement.

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(b)          No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required to be obtained by the Borrower in connection with (i) the borrowings hereunder, (ii) the execution, delivery, validity or enforceability of this Agreement or any of the other Loan Documents, or (iii) the performance of this Agreement or any of the other Loan Documents, except, in each case, for routine consents, authorizations, filings and notices required to be made in the ordinary course of business.

(c)          This Agreement has been, and, upon execution, each Loan Document shall have been, duly executed and delivered on behalf of the Borrower.

(d)          This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 4.3          No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents by the Borrower, the borrowings hereunder and the use of the proceeds thereof will not violate any applicable law or any material agreement of the Borrower and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any requirement of applicable law or any such agreement.

Section 4.4          No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Borrower Affiliate of the Borrower, or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) that could reasonably be expected to have a Material Adverse Effect.

Section 4.5          No Default. No Default or Event of Default has occurred and is continuing.

Section 4.6          Use of Proceeds. The proceeds of the Loans shall be used solely to repay amounts outstanding under the Existing Credit Agreement, fund repayment of the GE Credit Agreement, to pay the cash portion of the Acquisition consideration and pay fees and expenses in connection with the Acquisition and related transactions.

Article V
COVENANTS

Section 5.1          Delivery of Financial Information. The Borrower will deliver to the Lender such financial or other information in respect of its business and financial status as the Lender may reasonably require including, but not limited to, copies of its unaudited quarterly and annual financial statements.

Section 5.2          Notice of Default. The Borrower shall promptly give notice to the Lender of the occurrence of any Default or Event of Default within five (5) Business Days after the Borrower knows or has reason to know thereof.

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Section 5.3          Conduct of Business and Maintenance of Existence, etc. The Borrower will (a) (i) preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all agreements and requirements of applicable law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Article VI
EVENTS OF DEFAULT

Section 6.1          Events of Default. If any of the following events shall occur and be continuing:

(a)          The Borrower shall fail to pay the principal of its Loans on the date when due (including the Maturity Date) in accordance with the terms hereof; or the Borrower shall fail to pay any interest on its Loans, or any other amount payable hereunder or under any other Loan Document, within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b)          Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c)          The Borrower shall default in the observance or performance of any agreement contained in this Agreement to be performed by it (other than as provided in clause (a) of this Section 6.1), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date on which an officer of the Borrower becomes aware of such failure and (ii) the date on which written notice thereof shall have been given to the Borrower by the Lender; or

(d)          (i) The Borrower or any Borrower Affiliate shall fail to make any payment on any Indebtedness (other than the Obligations) of the Borrower or any the Borrower Affiliate or on any Guarantee Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having a principal amount of $25,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and the effect of such failure is to accelerate the maturity of such Indebtedness, (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate the maturity of such Indebtedness, (iii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to permit the acceleration of the maturity of such Indebtedness or (iv) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

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(e)          (i) The Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (e) above, (i) the Loan Commitment shall terminate immediately and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, the Lender may, by notice to the Borrower terminate the Loan Commitment, whereupon the Loan Commitment shall terminate immediately, and, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

Article VII
MISCELLANEOUS

Section 7.1          Notices.

(a)          Addresses for Notices. All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, and addressed to the party to be notified as follows:

To the Borrower:	CVR Partners, LP 2277 Plaza Drive Suite 500 Sugar Land, TX 77479 Attn: Chief Financial Officer

To the Lender:	Coffeyville Resources, LLC 2277 Plaza Drive, Suite 500 Sugar Land, TX 77479 Attn: Chief Financial Officer

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Any party hereto may change its address, telephone number or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery.

(b)          Effectiveness of Notices. All notices, demands, requests, consents and other communications described in Section 7.1(a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery and (ii) if delivered by mail, when deposited in the mails.

Section 7.2          Waiver; Amendments. No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and (x) in the case of any such waiver or consent, signed by the Lender and (y) in the case of any other amendment, by the Lender and the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.3          Expenses; Indemnification.

(a)          The Borrower shall be obligated to pay all out-of-pocket costs and expenses (including, without limitation, but not limited to the reasonable fees, charges and disbursements of outside counsel for the Lender) incurred by the Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 7.3, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans.

(b)          The Borrower shall be obligated to indemnify each Lender Indemnitee against, and hold each Lender Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Lender Indemnitee) incurred by any Lender Indemnitee or asserted against any Lender Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Lender Indemnitee is a party thereto, provided that such indemnity shall not, as to any Lender Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Lender Indemnitee or (y) result from a claim brought by the Borrower against any Lender Indemnitee for breach in bad faith of such Lender Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final judgment in their favor on such claim as determined by a court of competent jurisdiction.

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(c)          The Borrower shall be obligated to pay, and hold the Lender harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d)          To the extent permitted by applicable law, each party shall not assert, and hereby waives, any claim against any Lender Indemnitee or the other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, the Loans or the use of proceeds thereof.

(e)          All amounts due under this Section 7.3 shall be payable promptly after written demand therefor.

Section 7.4         Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder, and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Borrower. Any other attempted assignment or transfer by any party hereto shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, each Lender Indemnitee) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 7.5         Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 7.6         Counterparts; Integration. This Agreement may be executed in any number of counterparts and by electronic means (including “pdf”) and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 7.7         Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lender and shall survive the execution and delivery of this Agreement and the making of the Loans. The provisions of Section 7.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

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Section 7.8         Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CVR PARTNERS, LP
as Borrower

By:	CVR GP, LLC, its general partner

By:	/s/ John J. Lipinski
Name: John J. Lipinski
Title: Executive Chairman

COFFEYVILLE RESOURCES, LLC
as Lender

By:	/s/ John J. Lipinski
Name: John J. Lipinski
Title: CEO

Exhibit A

FORM OF NOTICE OF BORROWING

[DATE]

Coffeyville Resources, LLC

[Address]

Dear Sirs:

Reference is made to that certain Loan Agreement, dated as of [___________], 2016 (the “Loan Agreement”), by and among Coffeyville Resources, a Delaware limited liability company (the “Lender”) and CVR Partners, LP, a Delaware limited partnership (the “Borrower”).

The Borrower hereby requests the following Loan under the Loan Agreement, and in that connection the Borrower specifies the following information with respect to such Loan:

(a)          Principal amount of Loan: $[                ]

(b)          Date of Loan: [              ]

The Borrower hereby certifies as follows:

(c)          At the time of and immediately after giving effect to the making of the requested Loan, no Default or Event of Default exists.

(d)          At the time of and immediately after giving effect to the making of the requested Loan, all representations and warranties of the Borrower set forth in the Loan Documents are true and correct in all material respects on and as of such date.

A-1

IN WITNESS WHEREOF, the undersigned has caused this Notice of Borrowing to be executed on the date first written above.

CVR PARTNERS, LP
as Borrower

By:	CVR GP, LLC, its general partner

By:
Name:
Title:

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